Exhibit 5.4

March 2, 2005

Joy Global, Inc.
Attn: Oren Azar
Secretary and Associate General Counsel
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202

Dear Oren:

        You are providing a legal opinion (“Opinion”) dated March 2, 2005 to Joy Global, Inc. (“Company”) in connection with a Registration Statement on Form S-3 (“Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”). You have requested that we provide to you a supplemental opinion regarding certain matters under the law of the State of Wisconsin. We understand and agree that you and your Opinion will rely on our opinion as to Wisconsin law set forth herein.

        We have reviewed your Opinion, the Registration Statement, the Senior Indenture, Form of Subsidiary Guarantee (Senior Debt Securities), the Subordinated Indenture, Form of Subsidiary Guarantee (Subordinated Debt Securities), the Restated Articles of Incorporation of South Shore Corporation (a Wisconsin corporation) and the Bylaws of South Shore Corporation.

        Our review of the Registration Statement has been limited to items necessary and pertinent to our issuance of our opinion with respect to Wisconsin law. With respect to your Opinion, we assume all facts stated therein are true and correct and we rely upon all assumptions relied upon by you in your Opinion. We have not undertaken any review of the documents (except the Registration Statement, the Senior Indenture, Form of Subsidiary Guarantee (Senior Debt Securities), the Subordinated Indenture, Form of Subsidiary Guarantee (Subordinated Debt Securities), the Restated Articles of Incorporation of South Shore Corporation (a Wisconsin Corporation), the Bylaws of South Shore Corporation and transactions referenced in your Opinion. All capitalized terms employed in this opinion, to the extent not defined herein, have the same meaning ascribed in your Opinion. As to each Senior Subsidiary Guarantor and each Subordinated Subsidiary Guarantor, we assume each will receive appropriate consideration for their respective guaranties. Based upon your Opinion (except as to matters involving the application of Wisconsin law) and subject to the assumptions and limits noted above and subject to the limitations hereafter stated we are of the opinion that:

    1.        When (a) all corporate action necessary for the issuance of the Common Stock has been taken and (b) such shares of Common Stock have been duly issued and delivered to the purchasers thereof, upon receipt by the Company of the consideration therefor as set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof), except that under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, holders of the Common Stock may be liable with respect to wage claims of, or other debts owing to, employees of the Company for services performed but not exceeding six months’ service in any one case.

    2.        When (a) all corporate action necessary for issuance of the Preferred Stock has been taken, including the adoption of a Certificate of Designations relating thereto, (b) the final terms of the Preferred Stock have been duly established and approved, (c) the Certificate of Designations is duly filed with the Delaware Secretary of State and (d) the shares of Preferred Stock have been duly issued and delivered to the purchasers thereof, upon receipt by the Company of the consideration therefor as set forth in the Registration Statement, the Preferred Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof), except that under Section 108.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, holders of the Preferred Stock may be liable with respect to wage claims of, or other debts owing to, employees of the Company for services performed but not exceeding six months’ service in any one case.

    3.        When (a) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of any supplemental indentures and the terms of any series of Senior Securities, (b) the Senior Indenture, any supplemental indenture and the Senior Securities have been duly executed by the Company and, if applicable, each Senior Subsidiary Guarantor, and (c) the Senior Securities have been authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof, the Senior Securities will constitute valid and binding obligations of the Company and, if applicable, each Senior Subsidiary Guarantor, enforceable against the Company and each Senior Subsidiary Guarantor, as the case may be, in accordance with the terms thereof.

    4.        When (a) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of any supplemental indentures and the terms of any series of Subordinated Securities, (b) the Subordinated Indenture, any supplemental indenture and the Subordinated Securities have been duly executed by the Company and, if applicable, each Subordinated Subsidiary Guarantor, and (c) the Subordinated Securities have been authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof, the Subordinated Securities will constitute valid and binding obligations of the Company and, if applicable, each Subordinated Subsidiary Guarantor, enforceable against the Company and each Subordinated Subsidiary Guarantor, as the case may be, in accordance with the terms thereof.

        The opinions set forth above are subject, as to enforcement, to (1) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, (2) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), (3) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars and (4) in the case of agreements and instruments creating the securities referenced above our review of the final terms and conditions of those agreements.

        The Securities may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws of Wisconsin, including the rules and regulations thereunder, as in effect on the date hereof. We disclaim any obligations to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

        We are furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were addressed to them.

        We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference made under the heading “Legal Opinions” set forth in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission.

Sincerely, MICHAEL BEST & FRIEDRICH LLP MICHAEL BEST & FRIEDRICH LLP